Exhibit 3.2

                    AMENDMENT TO CERTIFICATE OF INCORPORATION
                                       OF
                            IMPERIAL INDUSTRIES, INC.

       IMPERIAL INDUSTRIES, INC. (hereinafter referred to as the "Corporation") hereby certifies and affirms the following:

1.       The name of the Corporation is IMPERIAL INDUSTRIES, INC.

2. The shareholders of the Corporation duly adopted the following amendments to the Corporation's Certificate of Incorporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware at its annual meeting of Shareholders held on November 14, 2001.

3. Article FOURTH of the Company's Certificate of Incorporation is amended to read as follows:

       FOURTH: The aggregate number of shares of stock which the Corporation shall have authority to issue is Forty-Five Million (45,000,000) shares, consisting of (i) Forty Million (40,000,000) shares with a par value of one cent ($.01) per share, which are designed as Common Stock; and (ii) Five Million (5,000,000) shares with a par value of one ($.01) per share, which are designated as Preferred Stock.

1. The designations, preferences, privileges and powers of the shares of the Common Stock and of the Preferred Stock and the restrictions and qualifications thereof shall be the same in all respects as though shares of one class of stock, except that the Board of Directors is hereby vested with the authority to provide for the issuance of the Preferred Stock, at any time and from time to time, in one or more series, each of such series to have such powers, designations, preferences and relative, participating or option or other special rights and such qualifications, limitations or restrictions thereon as expressly provided in the resolution or resolutions, duly adopted by the Board of Directors providing for the issuance of such shares. The authority which is hereby vested in the Board of Directors shall include, but not be limited to, the authority to provide for the following matters relating to each series of the Preferred Stock:

         (a) the number of shares to constitute such series, and the designations thereof;

         (b) the voting power of holders of shares of such series, if any, and the Board of Directors may, without limitation determine the vote or fraction of vote to which the holder may be entitled, the events upon the occurrence of which such holder maybe entitled to vote, and the Board of Directors may determine to restrict or eliminate entirely the right of such holder to vote;

         (c) the rate of dividends, if any, and the extent of further participation in dividend distributions, if any, and whether dividends shall be cumulative or non-cumulative;

         (d) whether or not such series shall be redeemable, and if so, the terms and conditions upon which shares of such series shall be redeemable;

         (e) the extent, if any, to which such series shall have the benefit of any sinking fund provision for the redemption or purchase of shares;

         (f) the rights, if any, of such series, in the event of the dissolution of the corporation, or upon any distribution of the assets of the corporation;

         (g) whether or not the shares of such series shall be convertible, and if so, the terms and conditions on which shares of such series shall be convertible; and

         (h) such other powers, designations, preferences and the relative, participating or optional or other special rights, and such qualifications, limitations, or restrictions thereon, as and to the extent permitted by law.

2. No holder of Common Stock or Preferred Stock of the corporation shall be entitled as of right to purchase or subscribe for any part of any unissued stock of the corporation or any additional capital stock of the corporation of any class, or any bonds, certificates of indebtedness, debentures or other securities convertible into stock of the corporation, but any such unissued stock or such additional authorized issue of new stock or other securities convertible into stock, may be issued and disposed of, pursuant to resolution of the Board of Directors, to such persons, firms corporations or associations and upon such terms, as may be deemed advisable by the Board of Directors in the exercise of their discretion.

       IN WITNESS WHEREOF, IMPERIAL INDUSTRIES, INC. has caused this Amendment to the Certificate of Incorporation to be signed and attested to by its duly authorized officers this 14th day of November, 2001.


                                    IMPERIAL INDUSTRIES, INC., a
                                    Delaware corporation

                                    By:       /s/ Howard L. Ehler, Jr.
                                        ------------------------------
                                             Howard L. Ehler, Jr.
                                             Executive Vice President

                                    Attest:  /s/Betty Jean Murchison
                                           ---------------------------
                                                Betty Jean Murchison
                                                 Assist Secretary